Exhibit 99.1

625 Liberty Avenue
Suite 1700	Contact:	Patrick Kane
Pittsburgh, PA 15222

(412) 553-7833

LEADERSHIP TRANSITION AT EQT

Murry S. Gerber to Become Executive Chairman

David L. Porges to Assume CEO Role

PITTSBURGH, Feb. 4/ PRNewswire-FirstCall/ --EQT Corporation (NYSE: EQT), the Pittsburgh-based energy company, announced today that Murry S. Gerber, Chief Executive Officer and Chairman of the Board of Directors, will step aside from his duties as CEO following the company’s annual meeting on April 21, 2010.  David L. Porges, currently EQT’s President and Chief Operating Officer, will take over as CEO.

To ensure a smooth transition, Mr. Gerber will remain with the company as Executive Chairman through its next annual meeting in April 2011.  In addition to devoting more time to family and outside business interests, he will continue to be active in advancing the interests of the natural gas industry on public policy and commercial issues and in working to develop Western Pennsylvania as a new energy center of the United States.

Mr. Gerber turns over the reins after twelve years as CEO.  EQT hired him into the position in June 1998.   Porges, Gerber’s long-time colleague even before their arrival at EQT, also started with the company in 1998 as Chief Financial Officer.

At the outset, the two experienced industry executives from Texas encountered a company closely identified with its local utility business, but nevertheless struggling to manage a patchwork portfolio of far-flung energy ventures.  Over the next decade, EQT shed its non-core businesses in favor of aggressive development of regional natural gas-producing assets and midstream infrastructure.

That bet paid off handsomely for shareholders.  EQT quietly has transformed itself from a regional utility to the largest natural gas producer in the Appalachian Basin.  As of this date, investors who held shares for the entire length of Mr. Gerber’s tenure as CEO saw a 666% increase in the value of their holdings.

The prospects for future growth are equally bright as Mr. Porges prepares to take over the top job. EQT has had great recent success in developing the company’s considerable shale reserves in the Huron and Marcellus, among other Appalachian properties.

In commenting upon the timing of the transition, Mr. Gerber cited the company’s solid growth prospects, along with its overall financial health and the knowledge and experience of his successor:  “Dave Porges has been with me from the beginning, and together with an exceptionally talented workforce, we’ve transformed EQT into a resilient company capable not only of weathering the recent economic crisis, but also well-positioned to leverage our position as the leading natural gas producer in Appalachia.”

The selection of Porges as Gerber’s successor was a natural one.  His role in the number two spot had expanded steadily, beginning with the CFO job and culminating in his current position as President and COO for the last two years.  Porges has been a member of the EQT Board of Directors since 2002.  Before joining EQT, Porges held various management positions with Exxon and then spent over a decade with Bankers Trust Corporation in a variety of financing and advisory roles, all of which involved the energy industry.  Porges holds an MBA from Stanford and a bachelor’s degree in industrial engineering and management sciences from Northwestern University.

“Though we will all miss Murry’s day-to-day leadership, this is an exciting time to be in our business, and EQT has exciting growth opportunities,” said Porges.  “EQT has a strong and deep management team quite capable of continuing to deliver the kind of shareholder value our investors have come to expect of EQT.”

Cautionary Statement

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of management changes and growth. The company has based these forward-looking statements on current expectations and assumptions about future events. While the company considers these expectations and assumptions to be reasonable, they are inherently subject to significant risks and uncertainties, most of which are difficult to predict and many of which are beyond the company’s control.  The risks and uncertainties that may affect the operations, performance and results of the company’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the company’s Form 10-K for the year ended December 31, 2008 and in the company’s Form 10-K for the year ended December 31, 2009 to be filed with the SEC, as updated by any subsequent Form 10-Qs.

Any forward-looking statement applies only as of the date on which such statement is made and the company does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EQT is an integrated energy company with emphasis on Appalachian area natural gas production, gathering, processing, transmission and distribution.  Additional information about the company can be obtained through the company’s web site, http://www.eqt.com.  Investor information is available on EQT’s web site at http://ir.eqt.com.  EQT uses its web site as a channel of distribution of important information about the company, and routinely posts financial and other important information regarding the company and its financial condition and operations on the Investors web pages.